Exhibit 10.1

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CREDIT AGREEMENT

dated as of July 9, 2021

among

HIBBETT, INC.
as Borrower,

THE SUBSIDIARIES OF THE BORROWER
IDENTIFIED HEREIN,
as Guarantors,

and

REGIONS BANK

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Exhibit 10.1

i

Exhibit 10.1
ii

Exhibit 10.1

Schedules
Schedule 6.2    Equity Interests and Ownership
Schedule 6.13     Name, Jurisdiction and Tax Identification Numbers
Schedule 8.1     Existing Indebtedness
Schedule 8.2     Existing Liens
Schedule 8.5     Existing Investments
Schedule 10.1     Notice Information

Exhibits
Exhibit 2.1     Form of Funding Notice
Exhibit 2.2     Form of Issuance Notice
Exhibit 2.3     Form of Note
Exhibit 2.6     Form of Conversion/Continuation Notice
Exhibit 7.1(c)     Form of Compliance Certificate
Exhibit 7.11     Form of Guarantor Joinder Agreement

iii

Exhibit 10.1

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of July 9, 2021 (the “Closing Date”) is entered into by and among HIBBETT, INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein) and Regions Bank (the “Lender”).

RECITALS:

WHEREAS, the Borrower has requested that the Lender provide a $100,000,000 credit facility for the purposes set forth herein; and

WHEREAS, the Lender has agreed to make the requested credit facility available on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. DEFINITIONS AND INTERPRETATION

Section 1.1    Definitions. The following terms used herein, including in the introductory paragraph, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition” means (whether by purchase, exchange, issuance of stock, or other equity or debt securities, merger, reorganization, amalgamation, or any other method and whether by a single transaction or a series of related or unrelated transactions) any acquisition by any Credit Party of (a) any other Person, which Person shall then become consolidated with any Credit Party or any Subsidiary in accordance with generally accepted accounting principles; (b) voting equity interests issued by any other Person, but only if such acquisition results in any Credit Party owning more than fifty percent (50%) of such voting equity interests; (c) all or substantially all of the assets of any other Person; or (d) the assets which constitute all or any substantial part of any division, line of business or operating unit of the business of any other Person.

“Affected Loans” means as defined in Section 3.1(b).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means as defined in the introductory paragraph hereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

Exhibit 10.1

“Applicable Laws” means all applicable laws, including all applicable provisions of constitutions, statutes, rules, ordinances, regulations and orders of all Governmental Authorities and all orders, rulings, writs and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means (a) from the Closing Date through the date two (2) Business Days immediately following the date a Compliance Certificate is delivered pursuant to Section 7.1(c) for the first fiscal quarter ending after the Closing Date, the percentage per annum based upon Pricing Level I in the table set forth below and (b) thereafter, the percentage per annum determined by reference to the table set forth below using the Consolidated Lease-Adjusted Leverage Ratio as set forth in the Compliance Certificate most recently delivered to the Lender pursuant to Section 7.1(c), with any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Lease-Adjusted Leverage Ratio becoming effective on the date two (2) Business Days immediately following the date on which such Compliance Certificate is delivered.

Pricing Level	Consolidated Lease‑Adjusted Leverage Ratio	LIBOR Loans and Letter of Credit Fee	Base Rate Loans	Commitment Fee
I	Less than or equal to 1.25 to 1.00	1.00%	0.00%	0.15%
II	Greater than 1.25 to 1.00 but less than or equal to 1.75 to 1.00	1.20%	0.20%	0.15%
III	Greater than 1.75 to 1.00 but less than or equal to 2.50 to 1.00	1.40%	0.40%	0.15%
IV	Greater than 2.50 to 1.00 but less than or equal to 3.00 to 1.00	1.60%	0.60%	0.20%
V	Greater than 3.00 to 1.00	1.80%	0.80%	0.20%

Notwithstanding the foregoing, (x) if at any time a Compliance Certificate is not delivered when due in accordance herewith, then Pricing Level V as set forth in the table above shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered and (y) the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.5(e).

“Asset Sale” means a sale, lease, sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other disposition of property (including the Equity Interests of any Subsidiary) to any Person in one transaction or a series of transactions by the Borrower or any Subsidiary other than (a) dispositions of surplus, obsolete or worn out property or property no longer used or useful in the business of the Borrower or any Subsidiary in the ordinary course of business; (b) dispositions of inventory sold, and intellectual property licensed, in the ordinary course of business; (c) dispositions of accounts receivable resulting from the compromise or settlement thereof for less than the full amount thereof in the ordinary course of business; (d) dispositions of Cash Equivalents in the ordinary course of business; (e) licenses, sublicenses, leases or subleases granted to any third parties in arm’s-length commercial transactions in the ordinary course of business that do not interfere in any material respect with the business of the Borrower

Exhibit 10.1

or any Subsidiary; and (f) dispositions of property to a Credit Party or any Subsidiary provided that if the transferor of such property is a Credit Party then the transferee thereof is a Credit Party.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of one percent (0.5%) and (c) the LIBOR Index Rate in effect on such day plus one percent (1.0%), and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Index Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Index Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership of any Credit Party as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Borrower” means as defined in the introductory paragraph hereto.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Alabama or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate and LIBOR Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A‑1 from S&P or at least P‑1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A‑1 from S&P or at least P‑1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by the Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

Exhibit 10.1

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (ii) all requests, rules, guidelines or directives promulgated by the Lender for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, and (iii) all requests, rules, guidelines or directives issued by a Governmental Authority in connection with a Lender’s submission or re-submission of a capital plan under 12 C.F.R. § 225.8 or a Governmental Authority’s assessment thereof, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty percent (30%) of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) Borrower shall cease to Control any Guarantor.

“Closing Date” means as defined in the introductory paragraph hereto.

“Commitment Fee” means as defined in Section 2.8(b).

“Commitments” means the Revolving Commitment and the Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit 7.1(c).

“Consolidated EBITDAR” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus, to the extent deducted in calculating such Consolidated Net Income, (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable for such period, (c) depreciation and amortization expense for such period, (d) all Consolidated Operating Lease Payments and payments under Finance Leases, (e) any non-cash charges or losses (excluding any such non-cash charges or losses

Exhibit 10.1

(1) representing an accrual or reserve for future cash charges or losses (2) to the extent there were cash charges or losses with respect thereto in past accounting periods, and (3) representing a write-down of current assets), (f) any extraordinary losses, and minus, to the extent included in calculating such Consolidated Net Income, (i) any non-cash gains, and (ii) any extraordinary gains.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio, for the period of the four fiscal quarters most recently ended, of (a) Consolidated EBITDAR to (b) the sum of (i) the cash portion of Consolidated Interest Charges, (ii) Consolidated Scheduled Funded Debt Payments, (iii) income taxes paid in cash, (iv) all Restricted Payments (excluding any repurchases by the Borrower of shares of its common stock) paid in cash, and (v) all Consolidated Operating Lease Payments.

“Consolidated Funded Debt” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, all Funded Debt.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under Finance Leases that is treated as interest in accordance with GAAP plus (c) the implied interest component of synthetic leases with respect to such period.

“Consolidated Lease-Adjusted Leverage Ratio” means, as of any date of determination, the ratio, for the period of the four fiscal quarters most recently ended, of (a) Consolidated Funded Debt plus Consolidated Operating Lease Liabilities to (b) Consolidated EBITDAR.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income (or loss, as applicable) of the Borrower and its Subsidiaries for such period.

“Consolidated Operating Lease Liabilities” means, as applied to any Person, the liabilities for any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as operating lease liabilities on the balance sheet of that Person.

“Consolidated Operating Lease Payments” means, as of any date of determination, for the Borrower and its Subsidiaries all amounts payable under any lease or rental agreement (other than obligations under Finance Leases) during the period in question.

“Consolidated Scheduled Funded Debt Payments” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Debt. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the principal component of Finance Leases, securitization transactions and synthetic leases and (c) shall not include any voluntary or mandatory prepayments.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

Exhibit 10.1

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit 2.6.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Note, each Issuer Document, each Guarantor Joinder Agreement, and, to the extent evidencing the Obligations, all other documents, instruments or agreements executed and delivered by any Credit Party for the benefit of the Lender in connection herewith or therewith (but specifically excluding any Swap Agreements and Treasury Management Agreements with the Lender or an Affiliate of the Lender).

“Credit Extension” means the making of a Loan or the issuance, amendment or increase of a Letter of Credit.

“Credit Parties” means the Borrower and the Guarantors.

“Daily Simple SOFR” is an independent index, which is the rate per annum equal to the secured overnight financing rate published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) (the “Administrator”) on the Administrator’s website on the fifth (5th) prior SIFMA Business Day, with the conventions for this rate being established by the Lender in accordance with the conventions selected or recommended by the Administrator for determining “Daily Simple SOFR” for business loans; provided, that if the Lender decides that any such convention is not administratively feasible for the Lender, then the Lender may establish another convention in its sole discretion.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, any state thereof, or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to Obligations other than LIBOR Rate Loans, LIR Loans and the Letter of Credit Fees, the Base Rate plus the Applicable Margin, if any, applicable to such Loans plus two percent (2%) per annum, (b) with respect to LIBOR Rate Loans, the LIBOR Rate plus the Applicable Margin, if any, applicable to LIBOR Rate Loans plus two percent (2%) per annum, (c) with respect to LIR Loans, the LIBOR Index Rate plus the Applicable Margin plus two percent (2%) per annum and (d) with respect to the Letter of Credit Fees, the Applicable Margin plus two percent (2%) per annum.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“Early Opt-in Election” means, if the then-current index is LIBOR, the occurrence of (i) a determination by the Lender that at least five (5) currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of an amendment or as originally executed) a SOFR-based rate (including Daily Simple SOFR, a Term SOFR or any other rate based upon SOFR) as a benchmark rate, and (ii) the election by the Lender to trigger a fallback from LIBOR and the provision by the Lender of written notice of such election to the Borrower.

Exhibit 10.1

“Environmental Claim” means any known investigation, written notice, notice of violation, written claim, action, suit, proceeding, written demand, abatement order or other written order or directive (conditional or otherwise) by any Person arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity or (c) in connection with any actual or alleged damage, injury, threat or harm to human health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future federal or state (or any subdivision of either of them) statutes, ordinances, orders, rules, regulations, judgments, authorizations or any other written requirements of Governmental Authorities relating to (a) any Hazardous Materials Activity, (b) the generation, use, storage, transportation or disposal of Hazardous Materials or (c) protection of human health and the environment from pollution, in any manner applicable to the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which Borrower or any Subsidiary assumed liability with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Transaction” means any issuance or sale by the Borrower or any Subsidiary of its Equity Interest other than an issuance (a) to the Borrower or any Subsidiary, (b) in connection with a conversion of debt securities to equity or (c) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which notice to the PBGC has been waived by regulation); (b) the failure to meet the “minimum funding standard” as defined

Exhibit 10.1

in of Section 412 of the Internal Revenue Code with respect to any Pension Plan or Multiemployer Plan; (c) the notice of intent to terminate a Pension Plan in a distress termination described in Section 4041(c) of ERISA; (d) the existence of any liability pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan or the appointment of a trustee to administer any Pension Plan; (f) the imposition of liability pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, each case reasonably likely to result in material liability; (g) the complete or partial withdrawal of the Borrower, any Subsidiary or any of their respective ERISA Affiliates from any Multiemployer Plan if such withdrawal is reasonably likely to result in material liability, or the receipt by the Borrower, any Subsidiary or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is insolvent or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, if such insolvency or termination is reasonably likely to result in material liability; (h) the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan if such fines, penalties, taxes or related charges are reasonably likely to result in material liability; (i) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan other than a Multiemployer Plan or the assets thereof; or (k) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) or 4068 of ERISA.

“Event of Default” means as defined in Section 9.1.

“Exchange Act” means as defined in Section 8.10.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Person of, or the grant under a Credit Document by such Person of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Person’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.8 hereof and any and all guarantees of such Person’s Swap Obligations by other Credit Parties) at the time the Guaranty of such Person or grant by such Person of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Agreements for which such Guaranty or security interest becomes illegal.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate on such day on such transactions as determined by the Lender.

“Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital or finance lease on the balance sheet of that Person.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Borrower that such financial statements (including all footnotes thereto) fairly present the financial condition of the Borrower and its

Exhibit 10.1

Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year‑end adjustments.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments but specifically excluding trade payables incurred in the ordinary course of business; (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than sixty (60) days after the date on which such trade account payable was created); (c) all obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties); (d) the implied principal component of Finance Leases, synthetic leases and securitization transactions; (e) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments; (f) all Guarantees in respect of Funded Debt of another Person; and (g) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof. For purposes hereof, the amount of Funded Debt shall be determined (x) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), (y) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and (z) based on the amount of Funded Debt that is the subject of the Guarantees in the case of Guarantees under clause (f).

“Funding Notice” means a notice substantially in the form of Exhibit 2.1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, accounting principles generally accepted in the United States in effect as of the date of determination thereof.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards), but in each instance only to the extent having jurisdiction over Lender or a Credit Party in the applicable circumstances.

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Joinder Agreement” means a guarantor joinder agreement substantially in the form of Exhibit 7.11 or such other documents as the Lender shall deem appropriate for such purpose.

“Guarantors” means (a) with respect to all Obligations, each Person identified as a “Guarantor” on the signature pages hereto and each other Person that joins as a Guarantor pursuant to Section 7.11 and (b) with respect to Obligations under Swap Agreements and Treasury Management Agreements with the

Exhibit 10.1

Lender or an Affiliate of the Lender and Swap Obligations of a Specified Credit Party (determined before giving effect to Sections 4.1 and 4.8) under the Guaranty, the Borrower, and (c) in each case, their successors and permitted assigns.

“Guaranty” means the Guarantee made by the Guarantors pursuant to Section 4.

“Hazardous Materials” means any hazardous substances defined by the Comprehensive Environmental Response Compensation and Liability Act, 42 USCA 9601, et. seq., as amended, including any hazardous waste as defined under 40 C.F.R. Parts 260-270, gasoline or petroleum (including crude oil or any fraction thereof), asbestos or polychlorinated biphenyls.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under Applicable Laws relating to the Lender which are currently in effect or, to the extent allowed under such Applicable Laws, which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than Applicable Laws now allow.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all Funded Debt; (b) net obligations under any Swap Agreement; (c) all Guarantees in respect of Indebtedness of another Person; and (d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary. For purposes hereof, the amount of Indebtedness shall be determined based on Swap Termination Value in the case of net obligations under any Swap Agreement under clause (b).

“Indemnitee” means as defined in Section 10.2(b).

“Index Rate Determination Date” means the Closing Date and the first Business Day of each calendar month thereafter; provided, however, that, solely for purposes of the definition of Base Rate, Index Rate Determination Date means the date of determination of the Base Rate.

“Interest Payment Date” means with respect to (a) any Base Rate Loan or LIR Loan, the last Business Day of each calendar quarter, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (b) any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided that, in the case of each Interest Period of longer than three (3) months, “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a LIBOR Rate Loan, an interest period of one (1), three (3) or six (6) months, as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/ Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day

Exhibit 10.1

unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this definition, end on the last Business Day of a calendar month; and (iii) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Inventory Availability Amount” means 55% of the net book value of the Credit Parties’ Inventory (as defined in the UCC and measured at the lower of cost or market value in conformity with GAAP).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means the receipt by the Borrower or any Subsidiary of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, the exercise by a Governmental Authority of the power of eminent domain or taking, or any similar event with respect to any of its property.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit 2.2.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the Lender and the Borrower (or any Subsidiary) or in favor of the Lender and relating to such Letter of Credit.

“Lender” means as defined in the introductory paragraph hereto.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Lender.

“Letter of Credit Fees” means as defined in Section 2.8(c).

“Letter of Credit Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all drawings under Letters of Credit that have

Exhibit 10.1

not been reimbursed by the Borrower. For all purposes of this Agreement, (i) amounts available to be drawn under Letters of Credit will be calculated as provided in Section 1.3(d) and (ii) if a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LIBOR” means the London Interbank Offered Rate.

“LIBOR Index Rate” means, for any Index Rate Determination Date with respect to any LIR Loan or any Base Rate Loans determined by reference to the LIBOR Index Rate, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to (a) the LIBOR or a comparable or successor rate, which rate is approved by the Lender, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) for deposits with a term equivalent to one (1) month in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Index Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to the rate determined by the Lender to be the offered rate on such other page or other service which displays an average settlement rate for deposits with a term equivalent to one (1) month in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Index Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Lender for which the LIBOR Index Rate is then being determined with maturities comparable to one (1) month as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Index Rate Determination Date. Notwithstanding anything contained herein to the contrary, the LIBOR Index Rate shall not be less than zero.

“LIBOR Loan” means a Loan bearing interest at a rate determined by reference to the LIBOR Rate or LIBOR Index Rate (including a Base Rate Loan referencing the LIBOR Index Rate), as applicable.

“LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, (i) the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to the LIBOR or a comparable or successor rate, which rate is approved by the Lender, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to the rate determined by the Lender to be the offered rate on such other page or other service which displays an average settlement rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Lender for which the LIBOR Rate is then being determined with maturities

Exhibit 10.1

comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date. Notwithstanding anything contained herein to the contrary, the LIBOR Rate shall not be less than zero.

“LIBOR Rate Loan” means a Loan bearing interest based on the LIBOR Rate.

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interest.

“LIR Loan” means a Loan bearing interest based on the LIBOR Index Rate.

“Loans” means the Revolving Loans.

“Margin Stock” means as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Master Agreement” means as defined in the definition of “Swap Agreement”.

“Material Adverse Effect” means any effect, event, condition, action, omission, change or state of facts that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a material adverse effect with respect to (a) the business operations, properties, assets or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) the ability of any Credit Party to fully and timely perform its obligations under the Credit Documents; (c) the legality, validity, binding effect or enforceability against a Credit Party of any Credit Document to which it is a party; or (d) the rights, remedies and benefits available to, or conferred upon, the Lender under any Credit Document.

“Maturity Date” means July 9, 2026; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any of its ERISA Affiliates.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by the Borrower or any Subsidiary in connection with any Asset Sale, Involuntary Disposition or Equity Transaction net of (a) direct costs incurred or estimated costs for which reserves are maintained in connection therewith (including legal, accounting and investment banking fees and expenses, sales commissions and underwriting discounts), (b) estimated taxes paid or payable (including sales, use or other transactional taxes and any net marginal increase in income taxes) as a result thereof and (c) the amount required to retire any Indebtedness secured by a Permitted Lien on the related property. For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the disposition of any non-cash consideration received by the Borrower or any Subsidiary in any Asset Sale, Involuntary Disposition or Equity Transaction.

“Note” means a promissory note in the form of Exhibit 2.3.

Exhibit 10.1

“Obligations” means all obligations, indebtedness and other liabilities of every nature of each Credit Party from time to time owed to the Lender or an Affiliate of the Lender under any Credit Document or under any Swap Agreement or Treasury Management Agreement with the Lender or an Affiliate of the Lender, together with all renewals, extensions, modifications or refinancings of any of the foregoing, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Swap Agreements, fees, expenses, indemnification or otherwise; provided, however, that the “Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Person.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by‑laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, certificate of formation or comparable documents, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (b) with respect to any Letter of Credit Obligations on any date, the aggregate outstanding amount of such Letter of Credit Obligations on such date after giving effect to any Credit Extension of a Letter of Credit occurring on such date and any other changes in the amount of the Letter of Credit Obligations as of such date, including as a result of any reimbursements by the Borrower of any drawing under any Letter of Credit.

“Patriot Act” means as defined in Section 6.14(g).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA other than a Multiemployer Plan, and which is sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any of its ERISA Affiliates.

“Permitted Acquisition” means any Acquisition that satisfies the following conditions: (a) the property acquired (or the property of the Person acquired) in such Acquisition is a business or is used or useful in a business permitted under Section 8.11; (b) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have approved the Acquisition; (c) immediately after giving effect to such Acquisition, the unrestricted and unencumbered (other than any Liens in favor of the Lender under the Credit Documents and Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits) cash and Cash Equivalents of the Credit Parties plus the aggregate amount that could be drawn by the Borrower under the Revolving Commitment shall not be less than $35,000,000 in the aggregate; (d) (i) no Default shall exist and be continuing immediately before or immediately after giving effect thereto, (ii) the representations and warranties made by each of the Credit Parties in each Credit Document shall be true and correct as if made on the date of such Acquisition (after giving effect thereto)

Exhibit 10.1

except to the extent such representations and warranties expressly relate to an earlier date, (iii) after giving effect thereto on a Pro Forma Basis, the Borrower shall be in compliance with the financial covenants set forth in of Section 8.6 and (iv) at least five (5) Business Days prior to the consummation of such Acquisition, an Authorized Officer of the Borrower shall provide a compliance certificate, in form and detail reasonably satisfactory to the Lender, affirming compliance with each of the items set forth in clauses (a) through (d) hereof; and (e) the aggregate cash and non-cash consideration (including any assumption of Indebtedness or deferred purchase price and any equity consideration) paid by the Borrower and its Subsidiaries for all such Acquisitions occurring during the term of this Agreement shall not exceed $200,000,000.

“Permitted Liens” means as defined in Section 8.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prime Rate” means the per annum rate which the Lender publicly announces from time to time to be its prime lending rate, as in effect from time to time. The Lender’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 8.6 (including for purposes of determining the Applicable Margin), that any Asset Sale, Involuntary Disposition, Acquisition or Restricted Payment shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 7.1(a) or (b). In connection with the foregoing, (a) (i) with respect to any Asset Sale or Involuntary Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) with respect to any Permitted Acquisition, income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1 and (B) such items are supported by financial statements or other information satisfactory to the Lender and (b) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction (i) shall be deemed to have been incurred as of the first day of the applicable period and (ii) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that, at the time the Guaranty (or grant of security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or such other Credit Party as constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another Person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Reimbursement Date” means as defined in Section 2.2(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

Exhibit 10.1

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to its stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing.

“Revolving Commitment” means the commitment of the Lender to make Revolving Loans and issue Letters of Credit hereunder. The amount of the Revolving Commitment as of the Closing Date is $100,000,000.

“Revolving Commitment Period” means the period from and including the Closing Date to the earlier of (a) the Maturity Date and (b) the date on which the Revolving Commitment shall have been terminated as provided herein.

“Revolving Loan” means as defined in Section 2.1(a).

“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Credit Extensions will be used, or (c) from which repayment of the Credit Extensions will be derived.

Exhibit 10.1

“S&P” means S&P Global Ratings, a division of S&P Global Inc. and its successors.

“SIFMA Business Day” means any day that is not (i) a Saturday, (ii) a Sunday, or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Credit Party” means, any Credit Party that is, at the time on which the Guaranty (or grant of security interest, as applicable) becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 4.8.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date, or one or more of the other Subsidiaries of that Person or a combination thereof; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and

Exhibit 10.1

Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include the Lender or any Affiliate of the Lender).

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and all Letter of Credit Obligations.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, commercial credit cards, purchasing cards, cardless e-payable services, debit cards, stored value cards, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Type” means as defined in Section 2.1(a).

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in the State of Alabama (or any other applicable jurisdiction, as the context may require).

“United States” or “U.S.” means the United States of America.

Section 1.2    Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lender pursuant to this Agreement shall be prepared in accordance with GAAP. If at any time any change in GAAP would affect the computation of any financial covenant or requirement set forth in any Credit Document, and either the Borrower or the Lender shall object in writing to determining compliance based on such change, then the Borrower and the Lender shall negotiate in good faith to amend such financial covenant or requirement to preserve the original intent thereof in light of such change to GAAP; provided that until so amended such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to this Agreement as to which no such objection has been made.

Section 1.3    Rules of Interpretation.

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine,

Exhibit 10.1

feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision hereof or thereof, (iv) all references in a Credit Document to Sections, Exhibits, Annexes, Appendices and Schedules shall be construed to refer to Sections of, and Exhibits, Annexes, Appendices and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any references to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(c)    Unless otherwise indicated, all references to a specific time shall be construed to Central Standard Time or Central Daylight Savings Time, as the case may be.

(d)    Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after giving effect to any permanent reduction in the stated amount of such Letter of Credit pursuant to the terms of such Letter of Credit); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(e)    Unless otherwise expressly provided herein, (i) any definition or reference to formation documents, governing documents, agreements (including the Credit Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (ii) any definition or reference to any applicable law, including Anti-Corruption Laws, Anti-Money Laundering Laws, ERISA, the PATRIOT Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such applicable law.

Section 1.4    Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to

Exhibit 10.1

the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.5    LIBOR Phase-Out. The Borrower acknowledges having received notice from the Lender that The United Kingdom’s Financial Conduct Authority (“FCA”) has announced it will phase out its support of LIBOR. In connection therewith, the Borrower further acknowledges that if, during the term of this Agreement, the Lender determines (which determination shall be conclusive and binding absent manifest error) that LIBOR is unavailable, cannot be determined, does not adequately reflect the cost to the Lenders of making, funding, or maintaining the Loans hereunder, has become impracticable or unreliable for use, is no longer representative of the underlying market or economic reality, or cannot be lawfully used, the variable interest rate will be determined based on an alternate interest rate index subject to adjustment in accordance with the terms of this Agreement (including, without limitation, Section 3.1(f) below). In addition, the Borrower further acknowledges that the effect of the FCA’s decision no longer to support LIBOR cannot be predicted, or, if changes are ultimately made to LIBOR, the effect of those changes cannot be predicted and that, further in this regard, the impact of any interest rate index change related to this Agreement due to the FCA’s decision to phase out its support of LIBOR, should this occur, cannot be predicted and may or may not be advantageous to the Borrower. Additionally, the Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to LIBOR (or any component parts thereof), including in regard to the determination of the LIBOR Rate and the LIBOR Index Rate, or any alternative, successor, or replacement rate, or whether the composition or characteristics of any alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, LIBOR or have the same volume or liquidity as did LIBOR prior to its discontinuance or unavailability.

Section 2. LOANS AND LETTERS OF CREDIT

Section 2.1    Revolving Loans.

(a)    Revolving Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make revolving loans (“Revolving Loans”) in Dollars to the Borrower from time to time during the Revolving Commitment Period. The Lender shall have no obligation to make any Revolving Loan or issue any Letter of Credit if doing so would, after giving effect thereto, cause the Total Revolving Outstandings to exceed the lesser of (i) the Revolving Commitment and (ii) the Inventory Availability Amount. The Revolving Loans may consist of LIR Loans, Base Rate Loans or LIBOR Rate Loans (each, a “Type” of Loan), or a combination thereof, as the Borrower may request. Amounts borrowed pursuant to this Section 2.1(a) may be repaid without premium or penalty (subject to Section 3.1(c)) and, subject to the terms and conditions set forth herein, re-borrowed during the Revolving Commitment Period.

(b)    [Reserved].

(c)    Mechanics for Revolving Loans.

(i)    All Revolving Loans shall be made in an aggregate minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof.

(ii)    The Borrower shall request a Revolving Loan by delivering to the Lender a fully executed Funding Notice no later than (x) 12:00 p.m. at least three (3) Business Days in advance of the proposed Credit Date in the case of a LIBOR Rate Loan and (y) 12:00 p.m. on the date of the proposed Credit Date in the case of a Base Rate Loan or LIR Loan. Except as otherwise provided herein, any Funding Notice in respect of a LIBOR Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date.

Exhibit 10.1

(iii)    Upon satisfaction of the conditions precedent specified herein, the Lender shall make the proceeds of the requested Credit Extension available to the Borrower on the applicable Credit Date by crediting the account of the Borrower at the Lender or such other account as may be designated in writing to the Lender by the Borrower.

Section 2.2    Issuances of Letters of Credit.

(a)    Letters of Credit. Subject to the terms and conditions set forth herein, the Lender agrees to issue Letters of Credit in Dollars for the account of the Borrower or any Subsidiary from time to time during the Revolving Commitment Period; provided that (i) after giving effect to such issuance, in no event shall the Total Revolving Outstandings exceed the lesser of (i) the Revolving Commitment and (ii) the Inventory Availability Amount; and (ii) except as otherwise provided in Section 10.18 herein, no Letter of Credit shall have an expiration date later than the earlier of (A) seven (7) days prior to the Maturity Date and (B) the date which is one (1) year from the date of issuance of such Letter of Credit. The Lender may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(b)    Notice of Issuance. The Borrower shall request the issuance of a Letter of Credit by delivering to the Lender an Issuance Notice no later than 12:00 p.m. at least five (5) Business Days in advance of the proposed date of issuance. Upon satisfaction of the conditions precedent set forth herein, the Lender shall issue the requested Letter of Credit only in accordance the Lender’s standard operating procedures (including the delivery by the Borrower of a letter of credit application in the Lender’s standard form and such other documents and information as the Lender may require).

(c)    Responsibility of Lender With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit (Lender’s “Standard of Care”). The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Lender, by the respective beneficiaries of Letters of Credit. In furtherance and not in limitation of the foregoing, the Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit (provided that this clause (iii) shall not be deemed to relieve Lender of the Standard of Care in ascertaining whether such drawing conditions have been satisfied); (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Lender, including any governmental acts; none of the above shall affect or impair, or prevent the vesting of, the Lender’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Lender under or in connection with any Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith and in accordance with the Standard of Care, shall not give rise to any liability on the part of the Lender to any Credit Party or any Subsidiary.

Exhibit 10.1

(d)    Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event the Lender has determined to honor a drawing under a Letter of Credit, the Lender shall notify the Borrower, and the Borrower shall reimburse the Lender on the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars equal to the amount of such drawing; provided that, anything contained herein to the contrary notwithstanding, unless the Borrower shall have notified the Lender prior to 11:00 a.m. on the date such drawing is honored that the Borrower intends to reimburse the Lender for the amount of such drawing with funds other than the proceeds of a Revolving Loan, the Lender may, in its sole discretion, make a Revolving Loan that is a Base Rate Loan on the Reimbursement Date in an amount in Dollars equal to the amount of such drawing and use the proceeds thereof to repay the Lender in the amount of such drawing.

(e)    Obligations Absolute. The obligation of the Borrower to reimburse the Lender for drawings honored under Letters of Credit and to repay any Revolving Loans made by the Lender pursuant to Section 2.2(d) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set‑off, defense or other right which the Borrower or the Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Lender or any other Person; (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit unless Lender has failed to comply with the Standard of Care in ascertaining such compliance; (v) any adverse change in the business, operations, properties, assets or financial condition of the Borrower or any Subsidiary; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that a Default shall have occurred and be continuing.

(f)    Applicability of ISP. Unless otherwise expressly agreed by the Lender and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

(g)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Lender hereunder for any and all drawings under such Letter of Credit. The Borrower acknowledges that the issuance of Letters of Credit for the account of the Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of the Subsidiaries.

(h)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Section 2.3    Evidence of Debt; Lender’s Books and Records; Note.

(a)    Lender’s Evidence of Debt. The Lender shall maintain on its internal records an account or accounts evidencing the Obligations, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the Obligations.

(b)    Note. The Borrower shall execute and deliver to the Lender a Note to evidence the Loans.

Exhibit 10.1

Section 2.4    Scheduled Principal Payments. The principal amount of Revolving Loans shall be due and payable in full on the Maturity Date.

Section 2.5    Interest on Loans.

(a)    Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment thereof as follows: (i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; (ii) if a LIBOR Rate Loan, at the LIBOR Rate plus the Applicable Margin or (iii) if a LIR Loan, at the LIBOR Index Rate plus the Applicable Margin.

(b)    The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by the Borrower pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Lender in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day (i) if such Loan is a LIBOR Rate Loan, such Loan shall become a LIR Loan, (ii) if such Loan is a LIR Loan, such Loan shall remain a LIR Loan and (iii) if such Loan is a Base Rate Loan, such Loan shall remain a Base Rate Loan.

(c)    In connection with LIBOR Rate Loans, there shall be no more than five Interest Periods outstanding at any time. In the event the Borrower fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one (1) month. As soon as practicable after 10:00 a.m. on each Interest Rate Determination Date and each Index Rate Determination Date, the Lender shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon the Borrower) the interest rate that shall apply to each LIBOR Loan for which an interest rate is then being determined (and for the applicable Interest Period in the case of LIBOR Rate Loans) and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower.

(d)    Interest payable pursuant to this Section 2.5 shall be computed on the basis of (i) for interest at the Base Rate (including Base Rate Loans determined by reference to the LIBOR Index Rate), a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and (ii) for all other computations of fees and interest, a year of three hundred sixty (360) days, in each case for the actual number of days elapsed in the period during which it accrues.

(e)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lender determines that (i) the Consolidated Lease-Adjusted Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Lease-Adjusted Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Lender promptly on demand by the Lender (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Debtor Relief Laws, automatically and without further action by the Lender) an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This subsection (e) shall not limit the rights of the Lender under any other provision of this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations for a period of one (1) year.

(f)    Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan (other than a voluntary prepayment of a Revolving Loan which interest shall be

Exhibit 10.1

payable in accordance with clause (i) above), to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

(g)    The Borrower agrees to pay to the Lender, with respect to drawings honored under any Letter of Credit issued by the Lender, interest on the amount paid by the Lender in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by the Borrower (including with the proceeds of a Revolving Loan) at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is the lesser of (x) two percent (2%) per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (y) the Highest Lawful Rate.

Section 2.6    Conversion/Continuation.

(a)    The Borrower shall have the option, subject to Section 3.1(c) in the case of the conversion of a LIBOR Rate Loan prior to the end of the applicable Interest Period: (i) to convert at any time all or any part of any Loan in a principal amount equal to $100,000 and integral multiples of $50,000 in excess of that amount from one Type of Loan to another Type of Loan, or (ii) upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such Loan as a LIBOR Rate Loan. The foregoing rights may be exercised for the purpose of combining and reallocating the aggregate outstanding principal amount of the Loans into one or more Loans of different Types, subject in all events to the terms of this Agreement.

(b)    The Borrower shall deliver a Conversion/Continuation Notice to the Lender no later than 12:00 p.m. at least three (3) Business Days in advance of the proposed Conversion/Continuation Date. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date.

Section 2.7    Default Rate of Interest.

(a)    During the continuance of an Event of Default (other than an Event of Default under Section 9.1(f) or Section 9.1(g)), the Borrower shall, at the request of the Lender, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws. During the continuance of an Event of Default under Section 9.1(f) or Section 9.1(g), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(b)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    In the case of any LIBOR Rate Loan, upon the expiration of the Interest Period in effect at the time the Default Rate is effective, each such LIBOR Rate Loan shall thereupon become a Base Rate Loan and shall thereafter bear interest at the Default Rate then in effect for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or otherwise prejudice or limit any rights or remedies of the Lender.

Exhibit 10.1

Section 2.8    Fees.

(a)    [Reserved].

(b)    Commitment Fee. The Borrower shall pay to the Lender a commitment fee (the “Commitment Fee”) equal to the Applicable Margin of the actual daily amount by which the Revolving Commitment exceeds the Total Revolving Outstandings. The Commitment Fee shall accrue at all times during the Revolving Commitment Period, including at any time during which one or more of the conditions in Section 5 is not met, shall be calculated quarterly in arrears and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. If there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(c)    Letter of Credit Fees. The Borrower shall pay to the Lender a Letter of Credit fee for each standby Letter of Credit equal to the Applicable Margin applicable to Revolving Loans that are LIBOR Loans multiplied by the daily maximum amount available to be drawn under such Letter of Credit (the Letter of Credit Fees”). The Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiration date thereof and thereafter on demand. If there is any change in the Applicable Margin during any quarter, the daily maximum amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default, all Letter of Credit Fees shall accrue at the Default Rate. The Borrower shall pay directly to the Lender for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(d) Late Fee. Unless otherwise stipulated, the Borrower agrees to pay to the Lender, on demand, a late charge computed as follows to cover the extra expense involved in handling late payments: If interest or principal are payable in installments, the late charge will be equal to five percent (5%) of any payment that is not paid within twelve (12) days after it is due. If principal and interest are payable at maturity, the late charge will be equal to five percent (5%) of the interest portion of the payment that is not paid within twelve (12) days after it is due. The late charge will never be less than $10.00 on each payment. This provision shall not be deemed to excuse a late payment or be deemed a waiver of any Default arising from such later payment or any other right the Lender may have including, without limitation, the right to declare the entire unpaid principal and interest immediately due and payable.

Section 2.9    Prepayments/Commitment Reductions.

(a)    Voluntary Prepayments.

(i)    Any time and from time to time, the Borrower may prepay the Loans in whole or in part; provided that the prepayment of any LIBOR Rate Loans shall be subject to Section 3.1(c).

(ii)    All such prepayments shall be made upon written or telephonic notice on the date of prepayment given to the Lender by 12:00 p.m. on the date required and, if given by telephone, promptly confirmed in writing to the Lender. Upon the giving of any such notice, the principal

Exhibit 10.1

amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.

(b)    Voluntary Commitment Reductions. The Borrower may, from time to time upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to the Lender, at any time and from time to time terminate in whole or permanently reduce in part the Revolving Commitment; provided that (A) any such partial reduction of the Revolving Commitment shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and (B) the Borrower shall not terminate or reduce the Revolving Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Total Revolving Outstandings exceeds the lesser of (i) the Revolving Commitment and (ii) the Inventory Availability Amount. The Borrower’s notice to the Lender shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitment shall be effective on the date specified in the Borrower’s notice.

(c)    Mandatory Prepayments. If at any time the Total Revolving Outstandings shall exceed the lessor of (i) the Revolving Commitment and (ii) the Inventory Availability Amount, the Borrower shall immediately prepay the Revolving Loans in an amount equal to such excess.

Section 2.10    Application of Prepayments. Within each Loan, prepayments will be applied first to Base Rate Loans, then to LIR loans, then to LIBOR Rate Loans in direct order of Interest Period maturities. In addition:

(a)    Voluntary Prepayments. Voluntary prepayments will be applied as specified by the Borrower.

(b)    Mandatory Prepayments. Mandatory prepayments under Section 2.9(c)(i) shall be applied to the Revolving Loans and/or to cash collateralize the Letters of Credit, as appropriate, but without a permanent reduction of the Revolving Commitment.

Section 2.11    General Provisions Regarding Payments.

(a)    All payments by the Borrower hereunder shall be paid in Dollars in immediately available funds, without setoff or counterclaim or any deduction or withholding whatsoever, including for any and all present and future taxes. If the Borrower makes a payment under this Agreement to which withholding tax applies or if any taxes (other than taxes on net income imposed by any Governmental Authority and measured by the taxable income the Lender would have received if all payments under or in respect of this Agreement were exempt from taxes levied by such Governmental Authority) are at any time imposed on any payments under or in respect of this Agreement including, but not limited to, payments made pursuant to this paragraph, the Borrower shall pay all such taxes to the relevant authority in accordance with applicable law such that the Lender receives the sum it would have received had no such deduction or withholding been made (or, if the Borrower cannot legally comply with the foregoing, the Borrower shall pay to Lender such additional amounts as will result in the Lender receiving the sum it would have received had no such deduction or withholding been made). Further, the Borrower shall also pay to the Lender, on demand, all additional amounts that the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such taxes had not been imposed. The Borrower shall promptly provide the Lender with an original receipt or certified copy issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld.

(b)    The Lender may (but shall not be required to), and the Borrower hereby authorizes the Lender to, debit a deposit account of the Borrower or any Subsidiary held with the Lender or any of its

Exhibit 10.1

Affiliates and designated for such purpose by the Borrower or such Subsidiary in order to cause timely payment to be made to the Lender of all principal, interest and fees due hereunder or under any other Credit Document (subject to sufficient funds being available in its accounts for that purpose).

(c)    Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest or fees hereunder, but such payment shall be deemed to have been made on the date thereof for all other purposes hereunder.

(d)    The Lender may, but shall not be obligated to, deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 2:00 p.m. to be a non‑conforming payment. Any such payment shall not be deemed to have been received by the Lender until the later of (i) the time such funds become available funds and (ii) the applicable next Business Day. The Lender shall give prompt telephonic notice to the Borrower (confirmed in writing) if any payment is non‑conforming. Any non‑conforming payment may constitute or become a Default in accordance with the terms of Section 9.1(a). Interest shall continue to accrue on any principal as to which a non‑conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate from the date such amount was due and payable until the date such amount is paid in full.

(e)    Prepayment of any Revolving Loans shall not affect the Borrower’s obligation to continue making payments under any Swap Agreement between the Borrower and the Lender or any of their Affiliates, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Swap Agreement.

Section 3.    YIELD PROTECTION

Section 3.1    Making or Maintaining LIBOR Loans.

(a)    Inability to Determine Applicable Interest Rate. In the event that the Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) on any date after the Closing Date that (i) reasonable and adequate means do not exist for ascertaining the LIBOR Rate or LIBOR Index Rate, as applicable, or (ii) the LIBOR Rate or the LIBOR Index Rate, as applicable, for any proposed LIBOR Loan does not adequately and fairly reflect the cost to the Lender of funding such LIBOR Loan, the Lender shall give notice (by facsimile or by telephone confirmed in writing) to the Borrower of such determination, whereupon, unless and except to the extent otherwise provided in Section 3.1(f) below, (x) no Loans may be made as, or converted to, LIBOR Loans until such time as the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, and (y) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower and such Loans shall be automatically made or continued as, or converted to, as applicable, Base Rate Loans but without reference to the LIBOR Index Rate component of the Base Rate.

(b)    Illegality or Impracticability of LIBOR Loans. In the event on any date that the Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by the Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to

Exhibit 10.1

comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Closing Date which materially and adversely affect the London interbank market or the position of the Lender in that market, then, and in any such event, the Lender shall give notice (by facsimile or by telephone confirmed in writing) to the Borrower of such determination. Thereafter, unless and except to the extent otherwise provided in Section 3.1(f) below, (1) the obligation of the Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Lender, (2) to the extent such determination by the Lender relates to a LIBOR Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan (without reference to the LIBOR Index Rate component of the Base Rate), (3) the Lender’s obligation to maintain its outstanding LIBOR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans without reference to the LIBOR Index Rate component of the Base Rate on the date of such termination.

(c)    Compensation for Breakage or Non‑Commencement of Interest Periods. The Borrower shall compensate the Lender, upon written request by the Lender (which request shall set forth the basis for requesting such amounts), for all reasonable out-of-pocket losses, expenses and liabilities (including any interest paid or calculated to be due and payable by the Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by the Lender in connection with the liquidation or re‑employment of such funds but excluding loss of anticipated profits) which the Lender sustains: (i) if for any reason (other than a default by the Lender) a borrowing of any LIBOR Rate Loans does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loans does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, a LIBOR Rate Loan occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of a LIBOR Rate Loan is not made on any date specified in a notice of prepayment given by the Borrower. A certificate of the Lender setting forth in reasonable detail the amount or amounts necessary to compensate the Lender and the circumstances giving rise thereto shall be delivered to the Borrower and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)    Booking of LIBOR Rate Loans. The Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of the Lender.

(e)    Assumptions Concerning Funding of LIBOR Rate Loans. Calculation of all amounts payable to the Lender under this Section 3.1 and under Section 3.2 shall be made as though the Lender had actually funded each of the relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loans and having a maturity comparable to the relevant Interest Period; provided, however, that the Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.1 and under Section 3.2.

(f)    Replacement Index. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document (provided that, for purposes hereof, any Swap Agreement shall not be deemed to be a “Credit Document”), but without limiting subsections (a) or (b) of this Section 3.1, if the Lender at any time or from time to time determines that (a) LIBOR is unavailable, (b) LIBOR cannot be determined, (c) LIBOR does not adequately reflect the cost to the Lender of making, funding, or maintaining the

Exhibit 10.1

Revolving Loans, (d) the use of LIBOR has become impracticable or unreliable, (e) LIBOR is no longer representative of the underlying market or economic reality, or (f) it is no longer lawful for the Lender to lend at any rate based on LIBOR (any such determination is hereafter called a “Trigger Event”), or the circumstances permitting an Early Opt-In Election have occurred, then the Lender may elect to designate a substitute interest rate index, which may be Term SOFR, Daily Simple SOFR, or an alternate rate index that has been selected by the Lender as the replacement for LIBOR (the “Replacement Index”). If the Lender designates a Replacement Index, the Lender may also determine at such time or from time to time thereafter that a margin adjustment is necessary to produce a comparable interest rate to the interest rate that would have applied based on LIBOR. Upon such determination, the Lender will designate the amount of such margin adjustment (which may be a positive or a negative number) and adjust the Applicable Margin by that amount (and the result will be the “Adjusted Margin”). The Lender will provide notice to the Borrower of the Replacement Index, any margin adjustment, and the Adjusted Margin, as applicable. Commencing with the first interest rate change thereafter, the Replacement Index shall be deemed to be and shall become the operative interest rate index for purposes of this Agreement and any other Credit Documents, and this Agreement shall continue to bear interest on the unpaid principal amount through repayment thereof at the Replacement Index plus the Applicable Margin or the Adjusted Margin, as applicable (subject to (i) any interest rate floor set out in this Agreement and (ii) increase to or by the Default Rate). In any event, the Replacement Index will not be less than the greater of zero percent (0%) per annum or any minimum index floor otherwise provided in this Agreement. The Replacement Index may not necessarily be the Lender’s most favorable lending rate or interest rate index. Any determination or designation made by the Lender under this paragraph shall be made in the Lender’s sole and absolute discretion and shall be conclusive and binding absent manifest error. In connection with the implementation of a Replacement Index and, as applicable, the Adjusted Margin, the Lender will have the right from time to time, without any further action or consent of the Borrower or any other party, to implement any technical, administrative, or operational changes that the Lender decides may be appropriate to reflect the adoption and implementation of such Replacement Index and, as applicable, the Adjusted Margin and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender determines that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of such Replacement Index and, as applicable, the Adjusted Margin exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of the Revolving Loans). Such technical, administrative, or operational changes may include, without limitation, changes to the determination of a Business Day, an Interest Determination Date or an Index Rate Determination Date, the timing and frequency of determining rates and making and applying payments, implementation and length of any lookback period, and other technical, administrative, or operational matters.

Section 3.2    Increased Costs.

(a)    Increased Costs Generally. The Borrower will pay the Lender, on demand, for the Lender’s costs or losses arising from any Change in Law which are allocated to this Agreement, any Credit Document or any credit outstanding under or arising in connection with this Agreement and/or any other Credit Document. The allocation will be made as determined by the Lender, using any reasonable method. The costs include, without limitation, the following:

(i)    any reserve or deposit requirements; and

(ii)    any capital or liquidity ratios or requirements relating to the Lender’s assets and commitments for credit.

(b)    Reserves on LIBOR Loans. The Borrower shall pay to the Lender, as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including

Exhibit 10.1

eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such LIBOR Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such LIBOR Loan.
Section 4.    GUARANTY

Section 4.1    The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to the Lender and the other holders of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein, in any other Credit Document, any other document relating to the Obligations, the obligations of each Guarantor under the Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws.

Section 4.2    Obligations Unconditional.

The obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or any other document relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Section 4 until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)    any of the acts mentioned in any of the provisions of any Credit Document or any other document relating to the Obligations, shall be done or omitted;

Exhibit 10.1

(c)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any Credit Document or any other document relating to the Obligations, shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)    any Lien granted to, or in favor of, the Lender as security for any of the Obligations shall fail to attach or be perfected; or

(e)    any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other document relating to the Obligations against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 4.3    Reinstatement.

The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Lender on demand for all reasonable costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of counsel) incurred by the Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Laws.

Section 4.4    Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.

Section 4.5    Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Lender, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1.

Section 4.6    Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Laws.

Exhibit 10.1

Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Credit Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

Section 4.7    Guarantee of Payment; Continuing Guarantee.

The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

Section 4.8    Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Credit Party to honor all of such Specified Credit Party’s obligations under the Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 4.8 for the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 4, voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 4.8 shall remain in full force and effect until the Obligations have been indefeasibly paid in full and the Commitments have expired or terminated. Each Qualified ECP Guarantor intends that this Section 4.8 constitute, and this Section 4.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Credit Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 5.    CONDITIONS PRECEDENT

Section 5.1    Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions in each case in a manner satisfactory to the Lender:

(a)    Executed Credit Documents. Receipt by the Lender of executed counterparts of this Agreement and the other Credit Documents duly executed by the parties thereto.

(b)    Officer’s Certificate. Receipt by the Lender of an officer’s certificate dated the Closing Date, certifying as to the Organizational Documents of each Credit Party, the resolutions of the governing body of each Credit Party authorizing the transactions contemplated by the Credit Documents and any related Swap Agreement, the good standing, existence or its equivalent of each Credit Party and of the incumbency (including specimen signatures) of the officers of each Credit Party authorized to execute the Credit Documents.

(c)    Existing Indebtedness of the Credit Parties. All of the existing Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 8.1) shall be repaid in full and all security interests related thereto shall be terminated.

(d)    [Reserved].

(e)    Other Deliverables. Receipt by the Lender of all lien searches, legal opinions, evidence of insurance, solvency certificates and other certifications or documentation required by the Lender.

(f)    Fees and Expenses. All fees and expenses required to be paid to the Lender on or before the Closing Date have been paid, including the reasonable out-of-pocket fees and expenses of counsel for the Lender.

Exhibit 10.1

Section 5.2    Conditions to Each Credit Extension. The obligation of the Lender to make any Credit Extension on any Credit Date, including the Closing Date, is subject to the satisfaction of the following conditions precedent: (a) the Lender shall have received a Funding Notice, Issuance Notice or Conversion/Continuation Notice; (b) the representations and warranties of the Credit Parties contained herein and in the other Credit Documents shall be true and correct on and as of such Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date; and (c) no Default shall have occurred and be continuing as of such Credit Date.

Section 6.    REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to the Lender as follows:

Section 6.1    Organization; Requisite Power and Authority; Qualification. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization, (b) has all requisite power and authority to execute, deliver and perform its obligations under the Credit Documents to which it is a party and (c) is qualified to do business and in good standing in every jurisdiction where necessary to carry out its business and operations, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.2    Equity Interests and Ownership. Schedule 6.2 correctly sets forth the ownership interest of the Borrower in its Subsidiaries as of the Closing Date. The Equity Interests of each Subsidiary have been duly authorized and validly issued and are fully paid and non‑assessable. Except as set forth on Schedule 6.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment, buy-sell, voting trust or other shareholder agreement or other agreement to which any Subsidiary is a party requiring the issuance by any Subsidiary of any Equity Interests.

Section 6.3    Due Authorization. The execution, delivery and performance of each of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

Section 6.4    No Conflict. The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party do not (a) violate any Applicable Laws, any of the Organizational Documents of the Borrower or any Subsidiary or any order, judgment or decree of any Governmental Authority or arbitrator binding on any Credit Party; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations of any Credit Party; or (c) result in or require the creation or imposition of any Lien upon any property of any Credit Party.

Section 6.5    Governmental Consents. The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party do not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings to perfect the Liens created by the Credit Documents and registrations, consent, approvals, notices and other actions which have been obtained or made.

Section 6.6    Due Execution and Delivery; Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legal, valid and binding obligation of each Credit Party that is a party thereto, enforceable against such Credit Party in accordance with its terms, except as may be limited by Debtor Relief Laws or by equitable principles relating to enforceability.

Exhibit 10.1
Section 6.7    Financial Statements. The (a) audited consolidated balance sheet of the Borrower and its Subsidiaries for the most recent fiscal year ended, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto, and (b) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the most recent fiscal quarter ended, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter, in each case, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and subject, in the case of the financial statements described in clause (ii) above, to the absence of footnotes and to normal year‑end audit adjustments.

Section 6.8    No Material Adverse Effect; No Default.

(a)    No Material Adverse Effect. Since December 31, 2020, no event, circumstance or condition has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(b)    No Default. No Default has occurred and is continuing.

Section 6.9    Tax Matters. The Borrower and its Subsidiaries have filed prior to delinquency all material federal, state and other tax returns, and have paid prior to delinquency all federal, state and other material taxes levied or imposed upon them or their respective properties, income, businesses and franchises otherwise due and payable, except such taxes as are being contested in good faith and by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

Section 6.10    Properties.

(a)    Title. The Borrower and its Subsidiaries have good title to all of their respective properties reflected in the financial statements referred to in Section 6.7 and in the most recent financial statements delivered pursuant to Section 7.1, in each case except for assets disposed of since the date of such financial statements.

(b)    [Reserved].

(c)    Intellectual Property. Each of the Borrower and its Subsidiaries owns or is validly licensed to use all intellectual property that is necessary for the conduct of its business and, to the knowledge of each Credit Party, is not infringing, misappropriating, diluting, or otherwise violating the intellectual property rights of any other Person except as could not reasonably be expected to have a Material Adverse Effect.

Section 6.11    Environmental Matters. (a) Neither the Borrower nor any Subsidiary nor any property or operations of the Borrower or any Subsidiary, and to their knowledge, no former property or operations of the Borrower or any Subsidiary, are subject to any outstanding order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (b) neither the Borrower nor any Subsidiary has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law; (c) there are and, to each Credit Party’s knowledge, have been, no Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect; (d) neither the Borrower nor any Subsidiary has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any of its facilities

Exhibit 10.1

(solely during and with respect to such person’s ownership thereof), and neither the Borrower’s nor any Subsidiary’s operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260‑270 or any equivalent state rule defining hazardous waste. Compliance with all current requirements pursuant to or under Environmental Laws could not be reasonably expected to have a Material Adverse Effect.

Section 6.12    No Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Credit Parties, threatened or contemplated, by or against the Borrower or any Subsidiary that (a) purport to affect or pertain to any of the Credit Documents or any transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.

Section 6.13    Information Regarding the Borrower and its Subsidiaries. Set forth on Schedule 6.13 is the jurisdiction of organization, chief executive office, exact legal name, U.S. tax payer identification number and organizational identification number of each Credit Party as of the Closing Date. Except as set forth on Schedule 6.13, no Credit Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation or (iii) been party to a merger, consolidation or other change in structure.

Section 6.14    Governmental Regulation.

(a)    Neither the Borrower nor any Subsidiary is subject to regulation under the Investment Company Act of 1940. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

(b)    No Credit Party or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying and Margin Stock.

(c)    None of (i) the Credit Parties, any Subsidiary or, to the knowledge of the Credit Parties or such Subsidiary, any of their respective directors, officers, employees or Affiliates, or (ii) to the knowledge of the Credit Parties, any agent or representative of the Credit Parties or any Subsidiary that will act in any capacity in connection with or benefit from any Credit Extension, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a Governmental Authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.

(d)    Each of the Credit Parties and their Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Credit Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(e)    Each of the Credit Parties and their Subsidiaries, and to the knowledge of the Credit Parties, each director, officer, employee, agent and Affiliate of the Credit Parties and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all respects and applicable Sanctions.

(f)    No proceeds of any Credit Extension have been used, directly or indirectly, by the Credit Parties, any of their Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 8.10(b).

Exhibit 10.1

To the extent applicable, each of the Borrower and its Subsidiaries is in compliance with Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).

Section 6.15    Pension Plans. Except as could not reasonably be expected to have a Material Adverse Effect (a) each of the Borrower and its Subsidiaries is in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to its Pension Plan, (b) no ERISA Event has occurred, and (c) except to the extent required under Section 4980B of the Internal Revenue Code and Section 601 et seq. of ERISA or similar state laws and except as could not reasonably be expected to have a Material Adverse Effect, no Pension Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any Subsidiary.

Section 6.16    Solvency. The Borrower and its Subsidiaries on a consolidated basis are Solvent. The Borrower is individually solvent, taking account of the value of the Equity Interests held by Borrower in its Subsidiaries.

Section 6.17    Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with all Applicable Laws except for non‑compliance that could not reasonably be expected to result in a Material Adverse Effect. Each of the Borrower and its Subsidiaries possesses all certificates, authorities or permits issued by appropriate Governmental Authorities necessary to conduct the business now operated by them and the failure of which to have could reasonably be expected to have a Material Adverse Effect and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit the failure of which to have or retain could reasonably be expected to have a Material Adverse Effect.

Section 6.18    Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to the Lender by or on behalf of the Borrower or any Subsidiary for use in connection with the transactions contemplated hereby (other than projections and pro forma financial information contained in such materials) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in any material manner. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made.

Section 6.19    Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Credit Party or the applicable Subsidiary operates.

Section 6.20    Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions.

Each of the Credit Parties shall (a) maintain in effect and enforce policies and procedures designed to ensure compliance by the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (b) notify the Lender that previously received a Beneficial Ownership Certification (or a certification that the Credit Parties qualify for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or,

Exhibit 10.1

if applicable, the Credit Parties ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (c) promptly upon the reasonable request of the Lender, provide the Lender any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

Section 7.    AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that until the Obligations shall have been paid in full and the Commitments shall have expired or been terminated, such Credit Party shall and shall cause each of its Subsidiaries to:

Section 7.1    Financial Statements and Other Reports. Deliver to the Lender:

(a)    Quarterly Financial Statements. For as long as Borrower is required to file quarterly financial statements with the Securities and Exchange Commission or other relevant Governmental Authority, Lender shall access such financial statements through the EDGAR database without separate delivery by Borrower unless otherwise requested by Lender. If at any time Borrower’s public financial disclosure obligations are terminated, or if the EDGAR system or any successor thereto does not provide public access to such disclosures, then within forty-five (45) days after the end of each fiscal quarter Borrower shall provide to Lender the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(b)    Annual Financial Statements. For as long as Borrower is required to file annual financial statements with the Securities and Exchange Commission or other relevant Governmental Authority, Lender shall access such financial statements through the EDGAR database without separate delivery by Borrower unless otherwise requested by Lender. If at any time Borrower’s public financial disclosure obligations are terminated, or if the EDGAR system or any successor thereto does not provide public access to such disclosures, then within one hundred twenty (120) days after the end of each fiscal year Borrower shall provide to Lender (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) a report thereon from an independent certified public accountant of recognized national standing acceptable to the Lender which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(c)    Compliance Certificates. Together with each delivery of the financial statements pursuant to clauses (a) and (b) of Section 7.1, a duly completed Compliance Certificate;

(d)    Budgets. Within forty-five (45) days after the commencement of each fiscal year, a copy of Borrower’s projected quarterly and annual operating budgets for such fiscal year in the form customarily prepared by Borrower;

Exhibit 10.1

(e)    SEC Filings. For as long as Borrower is required to file statements, reports, notices or other informational filings with the Securities and Exchange Commission or other relevant Governmental Authority, Lender shall access such filings through the EDGAR database without separate delivery by Borrower unless otherwise requested by Lender;

(f)    Notice of Default and Material Adverse Effect. Promptly upon any Authorized Officer of any Credit Party obtaining knowledge thereof: (i) any Default, or (ii) the occurrence of any event, circumstances or condition that has had or could reasonably be expected to have Material Adverse Effect;

(g)    Regulatory Submissions. Promptly upon Lender’s request, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act), as from time to time reasonably requested by the Lender; and

(h)    Other Information. Promptly, such other information with respect to the Borrower or any Subsidiary as from time to time may be reasonably requested by the Lender.

Each notice pursuant to clause (f) of this Section 7.1 shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower and/or the other applicable Credit Party has taken and proposes to take with respect thereto.

Section 7.2    Existence. Preserve and keep in full force and effect its existence and all rights and franchises, licenses, trade names, trademarks, patents and permits material to its business, except to the extent permitted by Section 8.8 or not constituting an Asset Sale hereunder.

Section 7.3    Payment of Taxes and Other Obligations. Pay prior to delinquency (i) all material federal, state and other taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, except such taxes, if any, as are being contested in good faith and by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP and (ii) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, except those which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP with respect to any accrued Lien.

Section 7.4    Maintenance of Properties. Maintain in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Borrower and its Subsidiaries.

Section 7.5    Insurance. Maintain, with financially sound and reputable insurers not Affiliates of the Borrower, insurance, customarily carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

Section 7.6    Inspections/Access to Representatives. Permit representatives and independent contractors of the Lender once per calendar year at the expense of the Lender, upon reasonable prior notice to the Borrower, to (a) inspect the properties of the Credit Parties, (b) examine the books and records (and make copies thereof) of the Credit Parties, and (c) discuss with their officers and independent certified public accountants their financial position and results of operations; provided, that if an Event of Default has occurred and is continuing, such visits (i) shall require no prior notice, (ii) shall not be limited in number per calendar year and (iii) shall be at the expense of the Borrower.

Exhibit 10.1

Section 7.7    Compliance with Laws and Contractual Obligations. Comply with (a) all Applicable Laws (including all filings required by the Securities and Exchange Commission and the continued listing requirements promulgated by the Nasdaq Stock Market) and (b) all contractual obligations, in each instance for which noncompliance with could reasonably be expected to have a Material Adverse Effect.

Section 7.8    Use of Proceeds. Use the proceeds of the Credit Extensions (a) for working capital and general corporate purposes, (b) to refinance simultaneously with the closing of this Agreement certain existing Indebtedness that such Credit Party incurred for working capital or general corporate purposes, (c) to finance Permitted Acquisitions and to pay fees, costs and expenses in connection therewith, whether or not consummated and/or (d) to pay transaction fees, costs and expenses related to credit facilities established pursuant to this Agreement and the other Credit Documents, in each case not in contravention of Applicable Laws or of any Credit Document.

Section 7.9    [Reserved].

Section 7.10    Books and Records. Keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.

Section 7.11    Additional Subsidiaries. Within thirty (30) days after any Person becoming a Domestic Subsidiary, cause such Domestic Subsidiary to (a) become a Guarantor by executing and delivering to the Lender a Guarantor Joinder Agreement and (b) deliver to the Lender documents of the types referred to in Section 5.1(b) and favorable opinions of counsel to such Person all in form, content and scope satisfactory to the Lender.

Section 8.    NEGATIVE COVENANTS

Each Credit Party covenants and agrees that until the Obligations shall have been paid in full and the Commitments shall have expired or been terminated, no Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

Section 8.1    Indebtedness. Create, incur, assume or guaranty or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, other than: (a) Indebtedness owing to the Lender or its Affiliates; (b) Indebtedness of any Credit Party to any other Credit Party; (c) Guarantees with respect to Indebtedness permitted under this Section 8.1; (d) Indebtedness existing as of the Closing Date and described in Schedule 8.1; (e) Indebtedness with respect to (i) Finance Leases and (ii) purchase money Indebtedness; provided that the aggregate principal amount of such Indebtedness shall not exceed at any time $30,000,000; and (f) Indebtedness in respect of any Swap Agreement that is entered into in the ordinary course of business and not for speculative purposes.

Section 8.2    Liens. Create, incur, assume or permit to exist any Lien on any of its property, except (collectively, “Permitted Liens”): (a) Liens in favor of the Lender; (b) Liens for taxes not yet due; (c) statutory Liens of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than ERISA), in each case incurred in the ordinary course of business for amounts not yet overdue; (d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return‑of‑money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect thereto; (e) Liens existing as of the Closing Date and described in Schedule 8.2; (f) Liens securing purchase money Indebtedness or Finance Leases to the

Exhibit 10.1

extent permitted pursuant to Section 8.1(e); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness or the assets subject to such Finance Lease, respectively; (g) Liens consisting of judgment or judicial attachment liens relating to judgments which do not constitute an Event of Default hereunder; (h) licenses (including licenses of intellectual property), sublicenses, leases or subleases granted to third parties in the ordinary course of business; and (i) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits and Liens in favor of collecting banks under Section 4.210 of the UCC.

Section 8.3    Restricted Payments. Declare or make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (a) each Subsidiary may make Restricted Payments to the Borrower or any other Subsidiary; (b) the Borrower may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person, (c) so long as (i) no Default or Event of Default exists or would result therefrom, and (ii) the Credit Parties are in compliance on a Pro Forma Basis with the financial covenant set forth in Section 8.6(b) after giving effect to such Restricted Payment, the Borrower may declare or pay cash dividends to its shareholders in any Fiscal Year, and (d) so long as no Default or Event of Default exists or would result therefrom, the Borrower may repurchase shares of its common stock.

Section 8.4    Burdensome Agreements. Enter into, or permit to exist, any contractual obligation that encumbers or restricts the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its property to any Credit Party, (e) pledge its property pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (f) act as a Guarantor pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(e) above) for (i) this Agreement and the other Credit Documents, (ii) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (iii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.8 pending the consummation of such sale.

Section 8.5    Investments. Make or own any Investment in any Person, except: (a) Investments in cash and Cash Equivalents; (b) equity Investments made prior to the Closing Date in any Subsidiary; (c) Investments by a Credit Party in any other Credit Party; (d) guarantees to the extent permitted under Section 8.1(c); (e) Investments by any Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party; (f) Investments existing on the Closing Date and described on Schedule 8.5; (g) Permitted Acquisitions; (h) Investments constituting accounts receivable, trade debt and deposits for the purchase of goods, in each case made in the ordinary course of business, and (i) Investments in equity securities, mutual funds, exchange-traded funds or other investment vehicles having daily liquidity which are available through recognized public exchanges, but only to the extent such Investments are funded with cash on hand in excess of $100,000,000 which does not constitute proceeds of any Loan.

Section 8.6    Financial Covenants.

(a)    Consolidated Lease-Adjusted Leverage Ratio. Permit the Consolidated Lease-Adjusted Leverage Ratio as of the end of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending July 31, 2021, to be greater than 3.50 to 1.0.

Exhibit 10.1

(b)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, as of the end of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending July 31, 2021, to be less than 1.20 to 1.0.

Section 8.7    [Reserved].

Section 8.8    Fundamental Changes; Asset Sales. Enter into any merger or consolidation, or liquidate, wind‑up or dissolve or make any Asset Sale, except any Subsidiary may be merged with or into the Borrower or any other Subsidiary; provided that (i) if the Borrower is party thereto, the Borrower shall be the continuing or surviving Person and (ii) if the Borrower is not a party thereto and a Guarantor is a party thereto, then a Guarantor shall be the continuing or surviving Person.

Section 8.9    Transactions with Affiliates. Enter into or permit to exist any transaction with any Affiliate of the Borrower or any Subsidiary on terms that are less favorable to the Borrower or such Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate of the Borrower or such Subsidiary; provided that the foregoing restriction shall not apply to (a) any transaction between or among the Credit Parties and (b) normal and reasonable compensation and reimbursement of expenses of officers and directors in the ordinary course of business.

Section 8.10    Use of Proceeds. (a) No portion of the proceeds of any Credit Extension shall be used (i) to refinance any commercial paper issued by a Credit Party or (ii) in any manner that causes such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System as in effect from time to time or any other regulation thereof or to violate the Securities Exchange Act of 1934 (the “Exchange Act”); provided, however, that nothing set forth in this Section 8.10(a) or elsewhere in this Agreement shall be construed as imposing any duty on the Lender to supervise the use or application of any Credit Extension or (b) use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Credit Extension, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 8.11    Conduct of Business. Engage in any business other than the businesses engaged in by the Borrower or such Subsidiary on the Closing Date and businesses that are substantially similar, related or incidental thereto.

Section 8.12    Amendments to Organizational Agreements. Amend or permit any amendment to any of its Organizational Documents in a manner that is materially adverse to the Lender.

Section 9.    EVENTS OF DEFAULT; REMEDIES; APPLICATION OF FUNDS.

Section 9.1    Events of Default. The occurrence of one or more of the following conditions or events shall constitute an “Event of Default”:

(a)    Failure to Make Payments When Due. Failure by any Credit Party to pay (i) the principal of any Loan when due, or (ii) interest on any Loan or any Commitment Fees or other monetary Obligations due under any Credit Document within five (5) Business Days of when due; or

(b)    Default in Other Indebtedness. (i) Failure of any Credit Party or any Subsidiary to pay when due any principal of or interest on or any other amount payable in respect of any Indebtedness in an

Exhibit 10.1

aggregate principal amount of $5,000,000 beyond the grace or cure period, if any, provided therefor; or (ii) any breach or default by any Credit Party or any Subsidiary with respect to any other term of any Indebtedness in an aggregate principal amount of $5,000,000 beyond the grace or cure period, if any, provided therefor, or any other event occurs, in each case, if the effect of such breach or default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redemption) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)    Swap Default. There occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which any Credit Party or any Subsidiary is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as defined in such Swap Agreement) under such Swap Agreement as to which any Credit Party or any Subsidiary is an Affected Party (as defined in such Swap Agreement); or

(d)    Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 7.2, Section 7.6, Section 7.8, Section 7.11, or Section 8; or

(e)    Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false as of the date made or deemed made; or

(f)    Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 9.1, and such default shall not have been remedied or waived within thirty (30) days thereof; or

(g)    Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party or any Subsidiary in an involuntary case under Debtor Relief Laws, which decree or order is not stayed; or (ii) an involuntary case shall be commenced against any Credit Party or any Subsidiary under Debtor Relief Laws; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party or any Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party or any Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party or any Subsidiary, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(h)    Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Credit Party or any Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under Debtor Relief Laws, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party or any Subsidiary shall make any assignment for the benefit of creditors; or (ii) any Credit Party or any Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Credit Party or any Subsidiary or any committee thereof shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 9.1(f); or

Exhibit 10.1

(i)    Judgments and Attachments. (i) Any one or more money judgments, writs or warrants of attachment or similar process involving an aggregate amount at any time in excess of $20,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Credit Party or any Subsidiary or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or (ii) any non-monetary judgment or order shall be rendered against any Credit Party or any Subsidiary that could reasonably be expected to have a Material Adverse Effect; or

(j)    Pension Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in liability of the Borrower, any Subsidiary or any of their respective ERISA Affiliates in excess of $5,000,000 during the term hereof and which is not paid by the applicable due date; or

(k)    Material Adverse Effect. There shall occur any event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect; or

(l)    Change of Control. A Change of Control shall occur; or

(m)    Invalidity of Credit Documents and Other Documents. At any time after the execution and delivery thereof, (i) this Agreement or any other Credit Document ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations (other than contingent and indemnified obligations not then due and owing) in accordance with the terms hereof), or (ii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lender, under any Credit Document to which it is a party.

Section 9.2    Remedies. Upon the occurrence of any Event of Default described in Section 9.1(f) or Section 9.1(g), automatically, and upon the occurrence and during the continuance of any other Event of Default, upon notice to the Borrower by the Lender, (a) the Revolving Commitment and the obligation of the Lender to issue any Letter of Credit shall immediately terminate; (b) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each of the Credit Parties: (i) the unpaid principal amount of and accrued interest on the Loans, and (ii) all other Obligations; and (c) the Lender shall direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.1(f) and Section 9.1(g) to pay) to the Lender an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), to be held as security for the Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding under arrangements acceptable to the Lender. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default has been cured to the satisfaction of the Lender or waived in writing in accordance with the terms of Section 10.4.

Section 9.3    Application of Funds. After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Lender in the order determined by the Lender in its sole discretion.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Person or such Person’s assets.

Exhibit 10.1

Section 10.    MISCELLANEOUS

Section 10.1    Notices; Effectiveness; Electronic Communications.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or, pursuant to procedures approved by the Lender, electronic mail or other electronic means, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number, in each case specified in Schedule 10.1 for the applicable person. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided that, with respect to clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 10.2    Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Credit Parties shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Lender (including the reasonable out-of-pocket fees, charges and disbursements of counsel for the Lender) in connection with (A) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not consummated), (B) the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents, and (C) the Loans made or Letters of Credit issued hereunder including its rights under this Section and all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (ii) all reasonable out‑of‑pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.

Exhibit 10.1

(b)    Indemnification by the Credit Parties. The Credit Parties shall indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any Subsidiary) arising out of, in connection with, or as a result of (i) the execution or delivery of any Credit Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary or any Environmental Liability or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Laws, none of the Credit Parties shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Credit Document or any agreement or instrument contemplated thereby, the transactions contemplated thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with any Credit Document or the transactions contemplated hereby or thereby.

(d)    Payments. All amounts due under this Section shall be payable promptly, but in any event within ten (10) Business Days after written demand therefor (including delivery of copies of applicable invoices).

Section 10.3    Set‑Off. If an Event of Default shall have occurred and be continuing, the Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the obligations of such Credit Party now or hereafter existing under any Credit Document to the Lender or its Affiliates, irrespective of whether or not the Lender or such Affiliate shall have made any demand under any Credit Document and although such obligations of such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, Lender agrees that it shall not exercise any right of offset with respect to any payroll accounts, employee benefit accounts, escrow accounts, trust accounts or similar accounts of a Credit Party.

Exhibit 10.1

Section 10.4    Amendments and Waivers. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Lender.

Section 10.5    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. The Lender may assign or otherwise transfer, or, without limitation of Section 10.5(b), sell participations in, any of its rights or obligations hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants of the Lender and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    The Borrower understands that the Lender may from time to time enter into a participation agreement or agreements with one or more participants pursuant to which each such participant shall be given a participation in the Loan and that any such participant may from time to time similarly grant to one or more subparticipants subparticipations in the Loans. The Borrower agrees that any participant or subparticipant may exercise any and all rights of banker’s lien or set-off with respect to the Borrower, as fully as if such participant or subparticipant had made a loan directly to the Borrower in the amount of the participation or subparticipation given to such participant or subparticipant in the Loans. For the purposes of this Section 10.5(b) only, the Borrower shall be deemed to be directly obligated to each participant or subparticipant in the amount of its participation interest in the amount of the principal of, and interest on, the Loans. Nothing contained in this Section 10.5(b) shall affect the Lender’s right of set-off (under Section 10.3 or applicable law) with respect to the entire amount of the Loans, notwithstanding any such participation or subparticipation. The Lender may divulge to any participant or subparticipant all information, reports, financial statements, certificates and documents obtained by it from the Borrower or any other person under any provision of the Agreement or otherwise. Notwithstanding the foregoing, no participant or subparticipant shall have any right of offset with respect to any payroll accounts, employee benefit accounts, escrow accounts, trust accounts or similar accounts of a Credit Party.

Section 10.6    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Section 3.1(c), Section 3.2, Section 10.2, Section 10.3, and Section 10.9 shall survive the payment of the Loans, the cancellation, expiration or cash collateralization of the Letters of Credit, and the termination hereof.

Section 10.7    No Waiver; Remedies Cumulative. No failure or delay on the part of the Lender in the exercise of any power, right or privilege under any Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or in any Swap Agreements or any Treasury Management Agreements with the Lender or an Affiliate of the Lender.

Section 10.8    Marshalling; Payments Set Aside. The Lender shall not be under any obligation to marshal any assets in favor of any Credit Party, or any other Person or against or in payment of any or

Exhibit 10.1

all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Lender, or the Lender enforces any security interests or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.9    Severability. In case any provision in or obligation in any other Credit Document shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions or obligations, shall not in any way be affected or impaired thereby.

Section 10.10    Applicable Laws.

(a)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Alabama.

(b)    Submission to Jurisdiction. Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Alabama sitting in Jefferson County, Alabama and of the United States District Court of the Northern District, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Alabama State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction.

(c)    Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Laws, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in subsection (b) of this Section 10.10. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 10.11    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND

Exhibit 10.1

(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.12    Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under Applicable Laws shall not exceed the Highest Lawful Rate and, in the event any such excess payment is made by the Borrower or received by the Lender, such excess shall be credited to the payment of principal. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable Laws, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 10.13    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.14    No Advisory of Fiduciary Relationship. The relationship between the Lender, on one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. Neither Lender nor any of its Affiliates has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Lender and its Affiliates and the Credit Parties by virtue of, any Credit Document or any transaction contemplated therein.

Section 10.15    Electronic Execution of Assignments and Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any amendment, waiver, modification or consent relating hereto shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Laws, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.16    USA PATRIOT Act. The Lender hereby notifies each of the Credit Parties that pursuant to the requirements of the Patriot Act, the Lender is required to obtain, verify and record information that identifies each of the Credit Parties and each Person signing the Credit Documents on behalf of the Credit Parties, which information includes the name and address of each of the Credit Parties and each Person signing the Credit Documents on behalf of the Credit Parties and other information that will allow the Lender to identify each of the Credit Parties and each Person signing the Credit Documents on behalf of the Credit Parties in accordance with the Patriot Act.

Section 10.17    Beneficial Ownership. If any Credit Party is a Legal Entity Customer, such Credit Party agrees to provide the Lender immediately with information and documentation that the Lender

Exhibit 10.1

requests about such Credit Party’s Beneficial Owners and any other persons or entities having direct or indirect equity interest in such Credit Party. Such Credit Party certifies and confirms that such Credit Party will notify the Lender immediately (and in no event no later than at any renewal of the applicable Loan) should such Credit Party have any change to its Beneficial Owners or any other persons or entities having any direct or indirect equity interest in such Credit Party. If such Credit Party fails to notify the Lender of such change, such Credit Party confirms and certifies to the Lender that the Beneficial Owner and other ownership information previously provided to the Lender is complete, accurate, and up-to-date. Nothing in this Section shall be construed to obligate the Lender to renew the applicable Loan. For purposes of this Section, (i) “Beneficial Owner” has its meaning set forth in 31 C.F.R. 1010.230(d) and includes each individual, if any, who owns, directly or indirectly, 10 percent or more of the equity interests of a Legal Entity Customer, as well as a single individual with significant responsibility to control, manage, or direct a Legal Entity Customer and (ii) “Legal Entity Customer” has its meaning set forth in 31 C.F.R. 1010.230(e) and includes a corporation, limited liability company, or other entity that is created by a filing of a public document with a Secretary of State or similar office, a general partnership, and any similar business entity formed under the laws of a foreign jurisdiction that opens an account.

Section 10.18    Termination. This Agreement shall continue until the Obligations shall have been paid in full and Lender shall have no obligation to make any further Loans, issue any Letters of Credit or extend any other credit hereunder. If on any date on which Borrower wishes to pay the Obligations in full and terminate this Agreement, there are any outstanding Letter of Credit Obligations, Borrower shall, unless otherwise agreed by Lender in its sole discretion, make a cash prepayment to Lender on such date in an amount equal to the then-outstanding Letter of Credit Obligations, and Lender shall hold such prepayment in a cash collateral account in the name and under the sole control of Lender as security for the Letter of Credit Obligations. Such account shall not constitute an asset of Borrower but shall be subject to Borrower’s rights under this Section. Lender shall from time to time debit such account for the payment of the Letter of Credit Obligations as the same become due and payable and shall promptly refund any excess funds held in said account to Borrower if and when no Letter of Credit Obligations remain outstanding hereunder and all of the Obligations have been paid in full. Borrower shall remain liable for any Obligations in excess of the amounts paid from such account. This Agreement, and the obligations of Borrower hereunder, shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment in whole or in part of any payment made with respect to the Obligations is rescinded or must otherwise be restored or returned to the person making such payment upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of such person, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to such person or with respect to any part of the property thereof, or otherwise, all as though such payment had not been made. Except as otherwise expressly provided for in this Agreement, no termination of this Agreement shall in any way affect or impair the representations, warranties, agreements, covenants, obligations, duties and Obligations of Borrower or the powers, rights, and remedies of Lender under this Agreement with respect to any transaction or event occurring prior to such termination, all of which shall survive such termination.

Section 10.19    Fee Waiver. The Lender hereby waives the payment of the $50,000 loan fee provided for in Section 11(c) of that certain Second Amended and Restated Note dated April 16, 2020 executed by the Credit Parties in favor of the Lender.

[Signatures on Following Page(s)]

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:		HIBBETT, INC.

	By:	/s/ Robert J. Volke
	Name:	Robert J. Volke
	Title:	Senior Vice President and Chief Financial Officer

GUARANTORS:		HIBBETT RETAIL, INC.

	By:	/s/ Robert J. Volke
	Name:	Robert J. Volke
	Title:	Senior Vice President and Chief Financial Officer

HIBBETT WHOLESALE, INC.

	By:	/s/ Robert J. Volke
	Name:	Robert J. Volke
	Title:	Senior Vice President and Chief Financial Officer

HIBBETT DIGITAL MANAGEMENT, LLC

	By:	/s/ Robert J. Volke
	Name:	Robert J. Volke
	Title:	Senior Vice President and Chief Financial Officer

GIFT CARD SERVICES, LLC

	By:	/s/ Robert J. Volke
	Name:	Robert J. Volke
	Title:	Senior Vice President and Chief Financial Officer

HIBBETT HOLDINGS, LLC

	By:	/s/ Robert J. Volke
	Name:	Robert J. Volke
	Title:	Senior Vice President and Chief Financial Officer

CITY GEAR, LLC

	By:	/s/ Robert J. Volke
	Name:	Robert J. Volke
	Title:	Senior Vice President and Chief Financial Officer

LENDER:		REGIONS BANK

	By:	/s/ Robert J. Volke
	Name:	Robert J. Volke
	Title:	Senior Vice President and Chief Financial Officer